FORM 12-B-25 NOTIFICATION OF LATE FILING

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

(Check One):  [] Form 10-K   [] Form 20-F   [x] Form 11-K   [] Form 10-Q
              [] Form N-SAR


For Period Ended:            December 31, 1998


[   ]     Transition Report on Form 10-K
[   ]     Transition Report on Form 20-F
[   ]     Transition Report on Form 11-K
[   ]     Transition Report on Form 10-Q
[   ]     Transition Report on Form N-SAR

For the Transition Period Ended:



                    Read Instruction (on back page) Before Preparing Form.
                                   Please Print or Type.
                 Nothing in this form shall be construed to imply that the Commissions has verified any information contained herein.


If the notification realtes to a portion of the filing checked above, identify the item(s) to which the notification relates:

 N/A
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PART 1-REGISTRANT INFORMATION (Official Text)

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Full Name of Registrant:

  Walden Residential Properties,Inc.
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Former Name if Applicable

 N/A
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Address of Principal Executive Office (Street and Number)

  5080 Spectrum Drive, Suite 1000E
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City, State and Zip Code

  Addison, Texas 75001
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PART II-Rules 12-B-25(b) AND (c) (Offical Text)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12-b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

PART III-NARRATIVE (official Text)
State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

    The Registrant is unable to file Form 11-K because the
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trustee has not furnished the information necessary to complete
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the filing
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PART IV-OTHER INFORMATION (Offical Text)
(1) Name and telephone number of person to contact in regard to this notification.

 Mark S. Dillinger            972                 788-0510
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     (Name)                (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If answer is no, identify report(s).
 [X]  Yes   [ ] No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
 [] Yes    [x] No

If so, attach an explanation of the anticpated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                   Walden Residential Properties, Inc.
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.
Date   June 25, 1999
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By
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signed the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidenceof the representative's authority to sign on behalf of the registrant shall be filed with the form.

                            ATTENTION

Intentional misstatements or omissions of fact constitute Federal
Criminal Violations
                       (See 18 U.S.C. 1001)